Exhibit 10.6

SCPHARMACEUTICALS INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of scPharmaceuticals Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (each, a “Non-Employee Director”). In furtherance of the purpose stated above, all Non-Employee Directors shall be paid compensation for services provided to the Company as set forth below, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors.

Additional Annual Retainer for Non-Executive Chair of the Board: $35,000

Additional Retainers for Committee Membership:

Audit Committee Chair: $20,000

Audit Committee member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chair: $10,000

Nominating and Corporate Governance Committee member: $5,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

All retainers are paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of an option to purchase 34,600 shares of the Company's common stock, par value $0.0001 per share (“Common Stock”), to each new Non-Employee Director (who is initially elected or appointed to the Board of Directors after the Effective Date (as defined below)) upon his or her election or appointment to the Board of Directors, which shall vest 33% on first anniversary of grant, then the remainder shall vest ratably monthly, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2017 Stock Option and Incentive Plan (the “Plan”)) of the Company’s Common Stock on the date of grant.

Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the Effective Date (the “Annual Meeting”), each continuing Non-Employee Director, other than a director receiving an Initial Award at such Annual Meeting, will receive an annual equity award (the “Annual Award”) of an option to purchase 19,750 shares of Common Stock, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s Common Stock on the date of grant.

Limits on Non-Employee Director Compensation

The limits on Non-Employee Director compensation contained in the Plan or in any other documents or policy, if any, shall govern the compensation to be provided under this Policy. To the extent the compensation to be paid or provided under this Policy to a Non-Employee Director would exceed such limits, the compensation shall be automatically reduced to the extent necessary to ensure it complies with such limits.

Expenses

The Company will reimburse reasonable travel and related business expenses that a Non-Employee Director incurs for attendance at all meetings of the Board and applicable meetings of committees, to the extent incurred and substantiated in accordance with the policies, practices and procedures of the Company as in effect from time to time.

This Policy has been amended and restated in its entirety, effective as of January 1, 2023 (“Effective Date”) and was amended on March 5, 2024.